EXHIBIT 10.1

GREEN BRICK PARTNERS, INC.
$75,000,000
4.00% Senior Notes due August 8, 2026
______________
NOTE PURCHASE AGREEMENT
______________
Dated August 8, 2019

TABLE OF CONTENTS
SECTION    HEADING    PAGE

SECTION 1.	AUTHORIZATION OF NOTES 1

SECTION 2.	SALE AND PURCHASE OF NOTES 1

SECTION 3.	CLOSING 1

SECTION 4.	CONDITIONS TO CLOSING 2

Section 4.1.	Representations and Warranties 2

Section 4.2.	Performance; No Default 2

Section 4.3.	Compliance Certificates 2

Section 4.4.	Opinions of Counsel 3

Section 4.5.	Purchase Permitted By Applicable Law, Etc. 3

Section 4.6.	Sale of Other Notes 3

Section 4.7.	Payment of Special Counsel Fees 3

Section 4.8.	Private Placement Number 3

Section 4.9.	Changes in Corporate Structure 3

Section 4.10.	Funding Instructions 4

Section 4.11.	Proceedings and Documents 4

Section 4.12.	Certain Documents 4

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 5

Section 5.1.	Organization; Power and Authority 5

Section 5.2.	Authorization, Etc. 5

Section 5.3.	Disclosure 5

Section 5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates 6

Section 5.5.	Financial Statements; Material Liabilities 6

Section 5.6.	Compliance with Laws, Other Instruments, Etc. 6

Section 5.7.	Governmental Authorizations, Etc. 7

Section 5.8.	Litigation; Observance of Agreements, Statutes and Orders 7

Section 5.9.	Taxes 7

Section 5.10.	Title to Property; Leases 8

Section 5.11.	Licenses, Permits, Etc. 8

Section 5.12.	Compliance with Employee Benefit Plans 8

Section 5.13.	Private Offering by the Company 9

Section 5.14.	Use of Proceeds; Margin Regulations 9

Section 5.15.	Existing Indebtedness; Future Liens 9

Section 5.16.	Foreign Assets Control Regulations, Etc. 10

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Section 5.17.	Status under Certain Statutes 11

Section 5.18.	Environmental Matters 11

Section 5.19.	Insurance 11

SECTION 6.	REPRESENTATIONS OF THE PURCHASERS 12

Section 6.1.	Purchase for Investment 12

Section 6.2.	Source of Funds 12

SECTION 7.	INFORMATION AS TO COMPANY 14

Section 7.1.	Financial and Business Information 14

Section 7.2.	Officer’s Certificate 17

Section 7.3.	Visitation 18

Section 7.4.	Electronic Delivery 18

SECTION 8.	PAYMENT AND PREPAYMENT OF THE NOTES 19

Section 8.1.	Required Prepayments; Maturity 19

Section 8.2.	Optional Prepayments with Make-Whole Amount 19

Section 8.3.	Allocation of Partial Prepayments 20

Section 8.4.	Maturity; Surrender, Etc. 20

Section 8.5.	Purchase of Notes 20

Section 8.6.	Make-Whole Amount 20

Section 8.7.	Payments Due on Non-Business Days 22

Section 8.8.	Change of Control Prepayment Offer 22

SECTION 9.	AFFIRMATIVE COVENANTS. 23

Section 9.1.	Compliance with Laws 23

Section 9.2.	Insurance 23

Section 9.3.	Maintenance of Properties 24

Section 9.4.	Payment of Taxes and Claims 24

Section 9.5.	Corporate Existence, Etc. 24

Section 9.6.	Books and Records 24

Section 9.7.	Subsidiary Guarantors 25

Section 9.8.	Use of Proceeds 26

Section 9.9.	Information Required by Rule 144A 26

Section 9.10.	Covenant to Secure Notes Equally 26

Section 9.11.	Notes and Subsidiary Guaranties to Rank Pari Passu 27

SECTION 10.	NEGATIVE COVENANTS. 27

Section 10.1.	Financial Covenants 27

Section 10.2.	Liens 28

Section 10.3	Subsidiary Indebtedness 28

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Section 10.4.	Limitation on Fundamental Changes; Asset Sales 29

Section 10.5.	Permitted Investments 31

Section 10.6	Burdensome Agreements 32

Section 10.7.	Prepayment of Indebtedness 32

Section 10.8.	Transactions with Affiliates 32

Section 10.9.	Restricted Payments 33

Section 10.10.	Line of Business 33

Section 10.11.	Economic Sanctions, Etc 33

Section 10.12.	Most Favored Lender 33

Section 10.13.	Amendments to Organizational Documents 34

SECTION 11.	EVENTS OF DEFAULT 34

SECTION 12.	REMEDIES ON DEFAULT, ETC 37

Section 12.1.	Acceleration 37

Section 12.2.	Other Remedies 37

Section 12.3.	Rescission 38

Section 12.4.	No Waivers or Election of Remedies, Expenses, Etc 38

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES 38

Section 13.1.	Registration of Notes 38

Section 13.2.	Transfer and Exchange of Notes 39

Section 13.3.	Replacement of Notes 39

SECTION 14.	PAYMENTS ON NOTES 40

Section 14.1.	Place of Payment 40

Section 14.2.	Payment by Wire Transfer 40

Section 14.3.	FATCA Information 40

SECTION 15.	EXPENSES, ETC 41

Section 15.1.	Transaction Expenses 41

Section 15.2.	Certain Taxes 41

Section 15.3.	Survival 41

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT 42

SECTION 17.	AMENDMENT AND WAIVER 42

Section 17.1.	Requirements 42

Section 17.2.	Solicitation of Holders of Notes 42

Section 17.3.	Binding Effect, Etc 43

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Section 17.4.	Notes Held by Company, Etc 43

SECTION 18.	NOTICES 44

SECTION 19.	REPRODUCTION OF DOCUMENTS 44

SECTION 20.	CONFIDENTIAL INFORMATION 44

SECTION 21.	SUBSTITUTION OF PURCHASER 46

SECTION 22.	MISCELLANEOUS 46

Section 22.1.	Successors and Assigns 46

Section 22.2.	Accounting Terms 47

Section 22.3.	Severability 47

Section 22.4.	Construction, Etc 47

Section 22.5.	Counterparts 48

Section 22.6.	Governing Law 48

Section 22.7.	Jurisdiction and Process; Waiver of Jury Trial 48

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SCHEDULE A        —    Defined Terms

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GREEN BRICK PARTNERS, INC.
2805 Dallas Parkway, Suite 400
Plano, TX 75093
4.00% Senior Notes due August 8, 2026
August 8, 2019
TO EACH OF THE PURCHASERS LISTED IN
THE PURCHASER SCHEDULE HERETO:
Ladies and Gentlemen:
Green Brick Partners, Inc., a Delaware corporation (the “Company”), agrees with each of the Purchasers as follows:

SECTION 1.	AUTHORIZATION OF NOTES .
The Company will authorize the issue and sale of $75,000,000 aggregate principal amount of its 4.00% Senior Notes due August 8, 2026 (the “Notes”). The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

SECTION 2.	SALE AND PURCHASE OF NOTES .
Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3.	CLOSING.
The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, at 10:00 a.m., Dallas, Texas time, at a closing (the “Closing”) on August 8, 2019 or on such other Business Day thereafter on or prior to August 10, 2019 as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such

PURCHASER SCHEDULE
(TO NOTE PURCHASE AGREEMENT)

Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to the following account:
Account Name: Inwood National Bank
ABA/Routing Number: 111001040
Account Number: *******
Account Name: Green Brick Partners, Inc – Master
If at the Closing, the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

SECTION 4.	CONDITIONS TO CLOSING.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
Section 4.1.    Representations and Warranties. The representations and warranties of the Company in this Agreement and of each Note Party in each other Note Document to which it is a party shall be correct when made and at the Closing.
Section 4.2.    Performance; No Default. Each Note Party shall have performed and complied with all agreements and conditions contained in each Note Document to which it is a party required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since December 31, 2018 that would have been prohibited Sections 10.2 through 10.12 had such Sections applied since such date. Since December 31, 2018, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries, except changes that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 4.3.    Compliance Certificates.
(a)    Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)    Secretary’s Certificate. Each Note Party shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary or other applicable Responsible Officer, dated the date of the Closing, (x) certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes (with respect to the Company), this Agreement (with respect to the Company) and each other Note Document to which it is a party, (ii) its organizational documents as then in effect, certified (with respect to the incorporation or formation document) as of a recent date by the applicable Governmental Authority in its jurisdiction of organization, (iii) the names and true signatures of the officers or managers, as applicable, of such Note Party authorized to sign each Note Document to which it is or is to be a party and the other documents to be delivered hereunder, and (y) attaching a recent good standing certificate (or equivalent) for such Note Party from the applicable Governmental Authority in its jurisdiction of organization.
Section 4.4.    Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Greenberg Traurig, LLP, counsel for the Note Parties, covering the matters set forth in Schedule 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), and (b) from Baker Botts L.L.P., the Purchasers’ special counsel in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request.
Section 4.5.    Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.6.    Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.
Section 4.7.    Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.
Section 4.8.    Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.9.    Changes in Corporate Structure. No Note Party shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
Section 4.10.    Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.
Section 4.11.    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 4.12.    Certain Documents. Such Purchaser shall have received the following:
(a)this Agreement, duly executed and delivered by each Purchaser and the Company;
(b)the original Note(s) to be purchased by such Purchaser at the Closing, duly executed and delivered by the Company;
(c)a Subsidiary Guaranty, duly executed and delivered by each Subsidiary required to be a Subsidiary Guarantor pursuant to Section 9.7;
(d)all subordination agreements with respect to any Indebtedness (i) subordinated to the Senior Unsecured Credit Facility or (ii) required to become Subordinated Debt pursuant to Section 10.3(c), in each case duly executed and delivered by the parties thereto and causing such Indebtedness to become Subordinated Debt;
(e)certificates of insurance satisfactory to such Purchaser in all respects evidencing the existence of all insurance required to be maintained by the Note Parties and all other terms of the Note Documents;
(f)a certificate of a Senior Financial Officer of the Company certifying on behalf of the Note Parties that the Company, individually, is Solvent and the Company and its Subsidiaries, on a Consolidated basis, are Solvent; and
(g)a fully executed copy of each Principal Credit Facility, all documents executed and delivered in connection therewith that evidence or create a guarantee or Lien and the most recent borrowing base certificate delivered thereunder.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY .
The Company represents and warrants to each Purchaser that:
Section 5.1.    Organization; Power and Authority. Each Note Party is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Note Party has the organizational power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver each Note Document to which it is a party, and to perform the provisions of such Note Documents.
Section 5.2.    Authorization, Etc.     Each Note Document has been duly authorized by all necessary organizational action on the part of each Note Party party thereto, and this Agreement (with respect to the Company) constitutes, and upon execution and delivery thereof each other Note Document to which such Note Party is a party will constitute, a legal, valid and binding obligation of such Note Party enforceable against such Note Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3.    Disclosure. The Company’s Form 10-K for the fiscal year ended December 31, 2018, the Company’s Form 10-Q for the fiscal quarter ended March 31, 2019 and the Company’s Current Reports on Form 8-K filed since January 1, 2019 in each case filed with the SEC (collectively, the “Recent Filings”), fairly describe, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Recent Filings, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to August 2, 2019 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Recent Filings and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2018, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries (including any joint venture that is a Subsidiary of the Company), showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its Capital Stock outstanding owned by the Company and each other Subsidiary, whether such Subsidiary is a Significant Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, (ii) the Company’s joint ventures and Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers.
(b)    All of the outstanding shares of Capital Stock of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement and, to the extent that such Subsidiary is a corporation, are fully paid and non-assessable.
(c)    Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
(d)    No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of Capital Stock of such Subsidiary.
Section 5.5.    Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.
Section 5.6.    Compliance with Laws, Other Instruments, Etc.     The execution, delivery and performance by each Note Party of each Note Document to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective Material properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.
Section 5.7.    Governmental Authorizations, Etc.     No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Note Party of any Note Document to which it is a party, except for the filing of a Current Report on Form 8-K with the SEC.
Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), in each case which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.9.    Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established appropriate reserves with respect thereto in accordance with GAAP on the books of the Company or applicable Subsidiary. The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended 2010.
Section 5.10.    Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material,

including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
Section 5.11.    Licenses, Permits, Etc.     (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
(b)    To the best knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
(c)    To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any Subsidiary.
Section 5.12.    Compliance with Employee Benefit Plans. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b)    The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $0 in the case of any single Plan and by more than $0 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)    The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
(d)    The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
(e)    The execution and delivery of the Note Documents and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
(f)    The Company and its Subsidiaries do not have any Non-U.S. Plans.
Section 5.13.    Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
Section 5.14.    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes to repay a portion of the amounts outstanding under the Senior Secured Credit Facility and the Senior Unsecured Credit Facility, and to pay fees and expenses in connection with this Agreement. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). No value of the consolidated assets of the Company and its Subsidiaries is attributed to margin stock and the Company does not have any present intention to acquire margin stock. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15.    Existing Indebtedness; Future Liens.      (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries, other than intercompany Indebtedness, as of June 30, 2019 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)    Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.
(c)    Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15.
Section 5.16.    Foreign Assets Control Regulations, Etc.     (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)    Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)    No part of the proceeds from the sale of the Notes hereunder:
(i)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)    will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)    will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(d)    The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
Section 5.17.    Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.
Section 5.18.    Environmental Matters. (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)    Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)    Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(e)    All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 5.19.    Insurance. The Company and its Subsidiaries maintain with insurers with an AM Best rating of not less than A XIII, (a) insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, (b) adequate public liability insurance against tort claims that may be incurred by any Note Party, and (c) such other insurance as may be required by law, except, in the case of clauses (b) and (c), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.	REPRESENTATIONS OF THE PURCHASERS.
Section 6.1.    Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
Section 6.2.    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.	INFORMATION AS TO COMPANY
Section 7.1.    Financial and Business Information    . The Company shall deliver to each Purchaser and each holder of a Note that is an Institutional Investor:
(a)    Quarterly Statements — within 45 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10‑Q (the “Form 10‑Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
(i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;
(b)    Annual Statements — within 90 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10‑K (the “Form 10‑K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of
(i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year,
(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year, and

(iii)    a consolidating schedule of the balance sheets of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by (A) with respect to such consolidated financial statements (clause (i) and (ii) above), an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and (B) a letter signed by that firm of independent public accountants to the effect that, during the course of their examination, nothing came to their attention that caused them to believe that the Company was in default of its covenants set forth in Section 10.1 hereof;
(c)    SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability, but including, without limitation, borrowing base certificates) or (y) to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;
(d)    Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(e)    Employee Benefits Matters — promptly, and in any event within ten days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)    with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;
(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;
(iii)    any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or
(iv)    receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;
(f)    Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(g)    Resignation or Replacement of Auditors — within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request; and
(h)    Material Adverse Effect — promptly upon the occurrence of any event that could reasonably be expected to lead to or result in a Material Adverse Effect (as defined in the Senior Unsecured Credit Facility) or an Event of Default, a written notice describing such event.
(i)    Projections — within 90 days after the beginning of each fiscal year of the Company, projections, in reasonable detail and in form and substance satisfactory to the Required Holders, on a quarterly basis, of the earnings, cash flow and covenant calculations (with assumptions for all of the foregoing) of the Company and its Subsidiaries for that fiscal year;
(j)    Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including actual copies of the Company’s Form 10‑Q and Form 10‑K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such Purchaser or holder of a Note.
Section 7.2.    Officer’s Certificate. Each set of financial statements delivered to a Purchaser or holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer in form and substance reasonably satisfactory to the Purchasers or holders:
(a)    Covenant Compliance — setting forth the information from such financial statements and all other information, in each case that is required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;
(b)    Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and
(c)    Subsidiaries– (x) setting forth (i) a list of all Subsidiaries that are required to be Subsidiary Guarantors, (ii) a list of all Subsidiaries that are Significant Subsidiaries, (iii) a list of all Subsidiaries that are Side-by-Side Subsidiaries and (iv) a list of all Subsidiaries that are Carried Interest Subsidiaries, including the percentage of Capital Stock of each Carried Interest Subsidiary owned by the Note Parties and the Wholly-Owned Subsidiaries of the Note Parties, and (y) certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Section 7.3.    Visitation. The Company shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor:
(a)    No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b)    Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.
Section 7.4.    Electronic Delivery. Financial statements, opinions and certifications of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:
(a)    such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each Purchaser or holder of a Note by e-mail at the e-mail address set forth in such Purchaser’s or holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;
(b)    the Company shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at https://greenbrickpartners.com as of the date of this Agreement;
(c)    such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access; or

(d)    the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;
provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

SECTION 8.	PAYMENT AND PREPAYMENT OF THE NOTES.
Section 8.1.    Required Prepayments; Maturity. On August 8, 2024, the Company will prepay $12,500,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium. On August 8, 2025, the Company will prepay $12,500,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium. On August 8, 2026, the Company will repay $50,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium. Upon any partial prepayment of the Notes pursuant to Section 8.2 or partial purchase of the Notes pursuant to Section 8.5 (provided Section 8.5 has been amended pursuant to Section 17.1(c) to permit purchases of the Notes), the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.
As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.
Section 8.2.    Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 (or an integral multiple of $100,000 in excess thereof) of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
Section 8.3.    Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.1 or Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
Section 8.4.    Maturity; Surrender, Etc.     In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and the applicable Make-Whole Amount, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.5.    Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.6.    Make-Whole Amount.
The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings: “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.7.    Payments Due on Non-Business Days    . Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
Section 8.8.    Change of Control Prepayment Offer.
(a)    Notice of Change of Control or Control Event. The Company will, within 10 Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control or Control Event, give written notice of such Change of Control or Control Event to each holder of Notes. In the case that a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.8 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.8.
(b)    Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”) that is not less than 10 Business Days and not more than 30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 30th day after the date of such offer).
(c)    Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company at least five Business Days prior to the Proposed Prepayment Date. If the offer is so accepted by any holder of Notes, the Company at least three Business Days prior to the Proposed Prepayment Date shall give written notice to each holder of Notes that has not so accepted the offer, in which notice the Company shall (i) state the aggregate outstanding principal amount of Notes in respect of which the offer has been accepted and (ii) renew the offer and extend the time for acceptance by stating that any holder of Notes may yet accept the offer, whether theretofore rejected or not, by causing a notice of such acceptance to be delivered to the Company at least five Business Days prior to the Proposed Prepayment Date, in which case the Proposed Prepayment Date shall be extended to the extent necessary to account for the renewed offer. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute a rejection of such offer by such holder.
(d)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes at par (without any Make-Whole Amount) together with interest accrued thereon to the prepayment date selected by the Company. The prepayment shall be made on the Proposed Prepayment Date.
(e)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.8; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; and (v) in reasonable detail, the nature and date of the Change of Control or Control Event.
Section 9.    Affirmative Covenants.
From the date of this Agreement until the Closing and thereafter, so long as any of the Notes are outstanding, the Company covenants that:
Section 9.1.    Compliance with Laws. Without limiting Section 10.11, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.2.    Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with insurers with an AM Best rating of not less than A XIII, (a) insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, (b) adequate public liability insurance against tort claims that may be incurred by any Note Party, and (c) such other insurance as may be required by law, except, in the case of clauses (b) and (c), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 9.3.    Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this

Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.4.    Payment of Taxes and Claims    . The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or Subsidiary has established appropriate reserves with respect thereto in accordance with GAAP on the books of the Company or applicable Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.5.    Corporate Existence, Etc.     Subject to Section 10.4, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Section 10.4, the Company will at all times preserve and keep in full force and effect the organizational existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
Section 9.6.    Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.
Section 9.7.    Subsidiary Guarantors. (a) The Company will cause (x) each Significant Subsidiary (unless federal or state regulatory requirements prohibit such Significant Subsidiary from becoming a Subsidiary Guarantor), concurrently with or prior to the delivery of the financial statements set forth in Section 7.1(a) or (b) under which such Subsidiary is identified pursuant to Section 7.2(c) as a Significant Subsidiary, and (y) each other Subsidiary that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:
(i)        enter into an agreement in form and substance satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and
(ii)        deliver the following to each holder of a Note:
(A)    an executed counterpart of such Subsidiary Guaranty;
(B)    a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6, 5.7, 5.16, 5.17 and 5.18 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);
(C)    all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and
(D)    an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.
(b)     At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor that has provided a Subsidiary Guaranty under clause (x) of subparagraph (a) of this Section 9.7 may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders; provided, that (i) such Subsidiary Guarantor is not an Unencumbered Assets Subsidiary and the Company provides each holder a certificate of a Senior Financial Officer certifying compliance with Section 10.1(e) and (f) on a pro forma basis after giving effect to such release and all other releases of Subsidiary Guarantors pursuant to this clause (b) and Section 9.7(c) since the delivery of the most recent financial statements pursuant to Section 7.1(a) or (b), (ii) such Subsidiary Guarantor has ceased to be a Subsidiary pursuant to a transaction permitted pursuant to this Agreement, (iii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iv) no amount is then due and payable under such Subsidiary Guaranty, and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).
(c)    At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor that has provided a Subsidiary Guaranty under clause (y) of subparagraph (a) of this Section 9.7 may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) such Subsidiary Guarantor is not an Unencumbered Assets Subsidiary and the Company provides each holder a certificate of a Senior Financial Officer certifying compliance with Section 10.1(e) and (f) on a pro forma basis after giving effect to such release and all other releases of Subsidiary Guarantors pursuant to this clause (c) and Section 9.7(b) since the delivery of the most recent financial statements pursuant to Section 7.1(a) or (b), (ii) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (iii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iv) no amount is then due and payable under such Subsidiary Guaranty, (v) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (vi) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (v). In the event of any such release, for purposes of Section 10.3, all Indebtedness of such Subsidiary shall be deemed to have been incurred concurrently with such release.
Section 9.8.    Use of Proceeds. The Company will use the proceeds of the Notes for the purposes described in the first sentence of Section 5.14.
Section 9.9.    Information Required by Rule 144A. The Company will, upon the request of any holder, provide such holder, and any Qualified Institutional Buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act.
Section 9.10.    Covenant to Secure Notes Equally. The Company will, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets to secure any Material Credit Facility (other than the Senior Secured Credit Facility), whether now owned or hereafter acquired, make or cause to be made effective provision whereby the Notes and each Subsidiary Guaranty will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness is so secured. Notwithstanding the foregoing, neither the Company nor any Subsidiary may grant, suffer to exist or permit any Lien on any of its rights, properties or assets unless such Lien is permitted pursuant to Section 10.2.

Section 9.11.    Notes and Subsidiary Guaranties to Rank Pari Passu. The Notes and the Subsidiary Guaranties and all other obligations hereunder or thereunder are and will be maintained at all times as direct obligations of the Company and the Subsidiary Guarantors, ranking at least pari passu in right of payment with each Material Credit Facility and at least pari passu in right of security (other than with respect to the Senior Secured Credit Facility to the extent the Liens securing the Senior Secured Credit Facility constitute Permitted Liens) with each Material Credit Facility.
If the Company fails to comply with any provision of this Section 9 on or after the date of this Agreement and prior to the Closing, then, among other things, any of the Purchasers may elect not to purchase the Notes on the date of the Closing.

SECTION 10.	NEGATIVE COVENANTS.
From the date of this Agreement until the Closing and thereafter, so long as any of the Notes are outstanding, the Company covenants that:
Section 10.1.    Financial Covenants.
(a)    Maximum Debt to Net Worth Ratio. The Company shall not permit, as of the last day of each fiscal quarter of the Company, commencing with the fiscal quarter ending September 30, 2019, the Debt to Net Worth Ratio to exceed 1.00:1.00.
(b)    Minimum Interest Coverage Ratio. The Company shall maintain, as of the last day of each fiscal quarter of the Company, commencing with the fiscal quarter ending September 30, 2019, an Interest Coverage Ratio greater than 2.00:1.00. The Company shall not, and shall not permit, the financial covenant contained in Section 6.01(b) (or any successor Section) of the Senior Unsecured Credit Facility and/or the defined terms referenced therein to be amended or otherwise modified in any manner that is different than the financial covenant contained in this Section 10.1(b) and the defined terms referenced herein without providing the holders with at least 20 Business Days prior written notice of the Company’s proposed amendments or modifications to such financial covenant and/or definitions. Unless otherwise notified in writing by the Required Holders, upon the effectiveness of any such amendment or modification, this Section 10.1(b) and the related definitions shall be deemed automatically amended to include such amendment or modification without any further action on the part of the Company or any of the holders; provided, that in no event shall such an amendment be deemed automatically incorporated into this Agreement if the effect (including pursuant to changes to defined terms) is to permit the Company to maintain an Interest Coverage Ratio of less than 1.50:1.00.
(c)    Minimum Consolidated Tangible Net Worth. The Company shall maintain, as of the last day of each fiscal quarter of the Company, commencing with the fiscal quarter ending September 30, 2019, Consolidated Tangible Net Worth of at least (i) $320,000,000 plus (ii) the sum of (A) 50% of the cumulative Consolidated Net Income, if positive, of the Company and its Subsidiaries from and after October 1, 2018, plus (B) 50% of the net cash proceeds received by the Company from any equity offerings of the Company completed after October 1, 2018.

(d)    Maximum Debt to Capital Percentage. The Company shall not permit the incurrence of any Indebtedness constituting Consolidated Debt of the Company or any Subsidiary if, at the time of such incurrence, after giving pro forma effect to such Indebtedness, the Debt to Capital Percentage would exceed 40%.
(e)    Minimum Unencumbered Assets Ratio. The Company shall not permit at any time the Unencumbered Assets Ratio to be less than 1.50:1.00.
(f)    Minimum Note Party Unencumbered Assets Ratio. The Company shall not permit at any time the Note Party Unencumbered Assets Ratio to be less than 1.10:1.00.
Section 10.2.    Liens. The Company will not, nor will it permit any of its Subsidiaries to, grant or suffer or permit to exist any Liens, other than Permitted Liens, on any of its rights, properties or assets.
Section 10.3.    Subsidiary Indebtedness. The Company will not permit any Subsidiary (other than a Subsidiary that is a Note Party) to create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness under the Senior Secured Credit Facility in an aggregate principal amount not to exceed $75,000,000;
(b)    Indebtedness existing on the date hereof and set forth on Schedule 10.3, and any extensions, renewals and refinancings of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount no greater than accrued and unpaid interest with respect to such Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing;
(c)    Indebtedness owed to the Company or any Subsidiary; provided that (i) such Indebtedness shall not have been transferred or assigned to any Person other than the Company or any Subsidiary and (ii) if such Indebtedness is owed from a Note Party to a Subsidiary that is not a Note Party, such Indebtedness shall be Subordinated Debt;
(d)    guarantees by any Subsidiary of Indebtedness of the Company or any other Subsidiary; provided, that in the case of any such guarantee of Indebtedness of the Company or any Note Party, such Subsidiary shall have become a Note Party hereunder;
(e)    Indebtedness of any Person existing at the time such Person becomes a Note Party or Subsidiary or is merged with or into the Company or any of its Subsidiaries, provided that such Indebtedness was in existence prior to the date of such acquisition, merger or consolidation, and was not incurred in anticipation thereof, and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount no greater than accrued and unpaid interest with respect to such obligations and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; provided, that the aggregate principal amount of outstanding Indebtedness incurred pursuant to this Section 10.3(e), together with the aggregate principal amount of outstanding Indebtedness incurred pursuant to Section 10.3(i), shall not at any time exceed $35,000,000.
(f)    Non-Recourse Indebtedness which does not exceed fifty percent (50%) of the fair market value of the Real Estate Inventory which secures such Indebtedness; provided, that the aggregate principal amount of outstanding Non-Recourse Indebtedness incurred pursuant to this Section 10.3(f), shall not at any time exceed fifteen percent (15%) of Stockholders Equity (as set forth on the financial statements most recently delivered pursuant to Section 7.1(a) or (b));
(g)    Swap Obligations arising in the ordinary course of business and not for speculative purposes;
(h)    Capitalized Lease Obligations incurred in the ordinary course of business; and
(i)    Indebtedness of a Subsidiary, if (i) the Subsidiary (x) was acquired or became a Subsidiary after December 15, 2015 or (y) was formed December 15, 2015 for the purpose of acquiring assets and (ii) the proceeds of such Indebtedness are used by such Subsidiary to finance the construction of Real Estate Inventory; provided, that (A) the aggregate principal amount of Indebtedness incurred by any such Subsidiary pursuant to this Section 10.3(i) shall not exceed the Consolidated Tangible Net Worth of such Subsidiary at the time of incurrence of such Indebtedness and (B) the aggregate principal amount of outstanding Indebtedness incurred pursuant to this Section 10.3(i), together with the aggregate principal amount of outstanding Indebtedness incurred pursuant to Section 10.3(e), shall not at any time exceed $35,000,000.
Section 10.4.    Limitation on Fundamental Changes; Asset Sales. (a) The Company will not, nor will it permit any of its Subsidiaries to, do any of the following:
(i)    sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or any portion of the assets (whether now owned or hereafter acquired) of the Company and the Subsidiaries except for (A) the sale of inventory in the ordinary course of business and (B) any other disposition, sale, or assignment of property; provided, that (I) no Default or Event of Default exists at the time of such disposition, sale or assignment, (II) the Company or the applicable Subsidiary receives fair market value for such disposition, sale or assignment and (III) the fair market value of all such dispositions, sales or transfers pursuant to this clause (B) in any fiscal quarter does not exceed 15% of Consolidated Tangible Net Worth (determined as of the last day of the most recent fiscal quarter for which financial statements are available);
(ii)    merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, except, to the extent no Default or Event of Default then exists, (A) any Person may merge with the Company; provided, that the Company shall be the continuing or surviving person and (B) any Person (other than the Company) may merge with a Subsidiary; provided, that such Subsidiary shall be the continuing or surviving Person, and if a Note Party is involved in the transaction, a Note Party is the continuing or surviving Person, or the continuing or surviving Person becomes a Subsidiary and, if a Note Party is involved in the transaction, a

Note Party, upon such merger hereunder, and, in each case, the transaction represents an acquisition permitted under Section 10.4(b);
(iii)    dissolve, liquidate or wind up its business by operation of law or otherwise;
(iv)    distribute to the stockholders of the Company any Capital Stock of any Subsidiary that is a Subsidiary Guarantor; or
(v)    consummate a Division as the Dividing Person;
provided, however, that, to the extent no Default or Event of Default then exists, any Subsidiary or any other Person may merge into or consolidate with, may consummate a Division as the Dividing Person or may dissolve and liquidate into a Note Party and any Subsidiary that is not a Note Party may merge into or consolidate with, may consummate a Division as the Dividing Person or may dissolve and liquidate into another Subsidiary that is not a Note Party, if (and only if), (1) in the case of a merger or consolidation involving a Note Party other than the Company, the surviving Person is, or upon such merger or consolidation becomes, a Note Party, (2) in the case of a merger or consolidation involving the Company, the Company is the surviving Person, (3) if any Subsidiary that is an LLC consummates a Division as the Dividing Person, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Subsidiaries at such time or, with respect to assets not so held by one or more Subsidiaries, such Division, in the aggregate, would otherwise result in a disposition permitted by Section 10.4(a)(i); provided, that notwithstanding anything to the contrary in this Agreement, any Subsidiary which is a Division Successor resulting from a Division of assets of a Significant Subsidiary may not be deemed to cease to be a Significant Subsidiary at the time of or in connection with the applicable Division, (4) the character of the business of the Company and the Subsidiaries on a consolidated basis will not be materially changed by such occurrence, and (5) such occurrence shall not constitute or give rise to (a) an Event of Default or (b) default (beyond all applicable grace and cure periods) in respect of any of the covenants contained in any agreement to which the Company or any such Subsidiary is a party or by which its property may be bound if such default would have a Material Adverse Effect.
(b)    The Company will not, nor will it permit any of its Subsidiaries to, acquire another Person unless (i) the primary business of such Person is engaging in homebuilding, multi-family, land acquisition or land development businesses and businesses that are reasonably related thereto or reasonable extensions thereof, (ii) the majority of shareholders (or other equity interest holders), the board of directors or other governing body of such Person approves such acquisition and (iii) no Default or Event of Default exists or would result from such acquisition.
Section 10.5.    Permitted Investments. The Company will not, nor will it permit any Subsidiary to, make any Investment or otherwise acquire any interest in any Person, except:
(a)    Investments in or loans or advances to (i) the Company, (ii) in any wholly owned Subsidiary Guarantor, and (iii) so long as no Default or Event of Default exists or would result therefrom, any Subsidiary (or, unless prohibited by Section 10.4(b), an entity that will become a Subsidiary as a result of such Investment);

(b)    Investments in Cash Equivalents and Permitted Investments;
(c)    receivables owing to the Company or any Subsidiary if created or acquired in the ordinary course of business;
(d)    lease, utility and other similar deposits in the ordinary course of business;
(e)    Investments made by the Company for consideration consisting only of Capital Stock of the Company;
(f)    guarantees of performance obligations in the ordinary course of business;
(g)    Investments outstanding on the date of Closing, as set forth on Schedule 10.5;
(h)    Investments permitted by Section 10.4(b);
(i)    Investments in mortgages, receivables, other securities or ownership interests, loans or advances made in connection with a strategy to acquire land or other homebuilding assets through foreclosure or other exercise of remedies;
(j)    Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;
(k)    Investments or securities received in settlement of debts owing to the Company or any Subsidiary in the ordinary course of business;
(l)    loans to employees, agents, customers or suppliers in the ordinary course of business not to exceed $5,000,000 in the aggregate at any time outstanding;
(m)    so long as no Default or Event of Default exists or would result therefrom, Investments, other than those permitted by subsections (a) through (l) above, in Persons that are in the business of homebuilding, multi-family, land acquisition, land development, mortgage origination, mortgage banking, loan servicing, providing title, or in businesses that are reasonably related thereto or reasonable extensions thereof not to exceed in the aggregate amount outstanding 15 % of Consolidated Tangible Net Worth at any time; and
(n)    so long as no Default or Event of Default exists or would result therefrom, other Investments in the aggregate amount not to exceed $20,000,000 at any time outstanding.
Section 10.6.    Burdensome Agreements. The Company will not enter into any Contractual Obligation that limits the ability (a) of any Subsidiary to make Restricted Payments to the Company or any Subsidiary Guarantor or to otherwise transfer property to the Company or any Subsidiary Guarantor, (b) of any Subsidiary to guarantee the Indebtedness of the Company or (c) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure its obligations under the Note Documents to which it is a party; provided, however, that the foregoing shall not apply to (i) restrictions imposed by law or this Agreement, (ii) customary restrictions and conditions contained in agreements relating to a sale of a Subsidiary or all or substantially all of its assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) customary provisions in leases, partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer or encumbrance of leasehold interests or ownership interests in such partnership, limited liability company, joint venture or similar Person, (iv) with respect to clause (c), customary provisions in leases restricting the assignment thereof, (v) customary restrictions contained in the definitive documents for secured Indebtedness permitted pursuant to this Agreement so long as such restrictions apply only to the Subsidiaries that are party to such agreement and the assets that are collateral for such Indebtedness and (vi) customary restrictions contained in the definitive documents for Indebtedness permitted pursuant to this Agreement so long as such restrictions are not more restrictive than those contained in the Note Documents.
Section 10.7.    Prepayment of Indebtedness. If a Default has occurred and is continuing or an acceleration of the indebtedness under this Agreement has occurred, the Company will not voluntarily prepay, or permit any Subsidiary Guarantor voluntarily to prepay, the principal amount, in whole or in part, of any Indebtedness other than (a) indebtedness owed to each holder hereunder, (b) Indebtedness that ranks pari passu with the indebtedness incurred under this Agreement which is or becomes due and owing whether by reason of acceleration or otherwise and (c) Indebtedness that is exchanged for, or converted into, Capital Stock (or securities to acquire Capital Stock) of any Note Party.
Section 10.8.    Transactions with Affiliates. The Company will not enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate (or permit any Subsidiary to do any of the foregoing), except (a) in the ordinary course of business and upon fair and reasonable terms which in the aggregate, are no less favorable to the Company, such Note Party or such Subsidiary than the Company, such Note Party or such Subsidiary would obtain in a comparable arms’-length transaction, (b) transactions between or among the Note Parties or between or among the Note Parties and Wholly-Owned Subsidiaries of such Note Parties, (c) salary, bonuses, equity compensation and other compensation arrangements and indemnification arrangements with directors or executive officers consistent with past practices or as approved by the Company’s Compensation Committee or Board of Directors, (d) Investments permitted under Section 10.5, and (e) Restricted Payments permitted under Section 10.9.
Section 10.9.    Restricted Payments. The Company will not, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, that (a) any Subsidiary may declare and make Restricted Payments ratably to its equity holders, (b) the Company or any Subsidiary may make Restricted Payments to any holder of its Capital Stock in the form of additional shares of Capital Stock of the same class and (c) the Company or any Subsidiary may make other Restricted Payments so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Debt to Net Worth Ratio, both before and after giving effect to such Restricted Payment, would not exceed 0.75:1.00.
Section 10.10.    Line of Business. The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Recent Filings.
Section 10.11.    Economic Sanctions, Etc.     The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such Purchaser or holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.
Section 10.12.    Most Favored Lender. The Company will not, and will not permit any Subsidiary to, enter into, assume or otherwise be bound or obligated (including, without limitation, by amendment or modification) under any Material Credit Facility, or under any agreement creating or evidencing Indebtedness in excess of $15,000,000 (the Material Credit Facilities and any such other agreement each being an “MFL Agreement”), in either case containing one or more Additional Covenants (other than those in the Principal Credit Facilities on the date hereof) or Additional Defaults (other than those in the Principal Credit Facilities on the date hereof), unless prior written consent to such MFL Agreement shall have been obtained pursuant to Section 17.1; provided, that in the event the Company or any Subsidiary shall enter into, assume or otherwise become bound by or obligated under any such MFL Agreement without the prior written consent of the Required Holders, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such MFL Agreement. The Company further covenants to promptly execute and deliver at its expense (including the fees and expenses of counsel for the holders of Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holders evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 10.12, but shall merely be for the convenience of the parties hereto.
Section 10.13.    Amendments to Organizational Documents. The Company will not, and will not permit any Subsidiary to, (x) amend, modify or otherwise change any of its Organizational Documents, except (a) if the Organizational Documents, as so amended, modified or otherwise changed, are consistent in form and substance with past practices of the Company and its Subsidiaries and with Organizational Documents of other Subsidiaries as of the date of this Agreement, (b) in connection with a transaction permitted under Section 10.4 or (c) if such amendment, modification or other change is not Materially adverse to the interests of the Purchasers and holders, or (y) change the general nature of the secured intercompany loans used on the date of this Agreement to fund Carried Interest Subsidiaries (it being understood that this clause shall not prohibit the conversion of Carried Interest Subsidiaries to Side-by-Side Subsidiaries).
If the Company fails to comply with any provisions of this Section 10 before or after giving effect to the issuance of the Notes on a pro forma basis, then, among other things, any of the Purchasers may elect not to purchase the Notes on the date of the Closing.

SECTION 11.	EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    the Company defaults in the payment of any principal or the applicable Make-Whole Amount on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)    any Note Party defaults in the payment of any interest or other amount due under any Note Document for more than five Business Days after the same becomes due and payable; or
(c)    the Company defaults in the performance of or compliance with any term contained in Sections 7.1(d), 7.1(h) 7.3(b), 9.5, 9.6, 9.8, 9.10, 9.11 or Section 10; or
(d)    any Note Party defaults in the performance of or compliance with any term contained in any Note Document (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e)    any representation or warranty made in writing by or on behalf of any Note Party or by any officer of any Note Party in any Note Document or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
(f)    (i) the Company, any other Note Party, any other Significant Subsidiary or any other Unencumbered Assets Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness (other than Non-Recourse Indebtedness) that is outstanding in an aggregate principal amount of at least $15,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company, any other Note Party, any other Significant Subsidiary or any other Unencumbered Assets Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $15,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company, any other Note Party, any other Significant Subsidiary or any other Unencumbered Assets Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $15,000,000 (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require the Company, any other Note Party, any other Significant Subsidiary or any other Unencumbered Assets Subsidiary so to purchase or repay such Indebtedness; or
(g)    the Company, any other Note Party, any other Significant Subsidiary or any other Unencumbered Assets Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(h)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company, any other Note Party, any other Significant Subsidiary or any other Unencumbered Assets Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, any other Note Party, any other Significant Subsidiary or any other Unencumbered Assets Subsidiary, or any such petition shall be filed against the Company, any other Note Party, any other Significant Subsidiary or any other Unencumbered Assets Subsidiary and such petition shall not be dismissed within 60 days; or
(i)    any event occurs with respect to the Company, any other Note Party, any other Significant Subsidiary or any other Unencumbered Assets Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j)    one or more final judgments or orders for the payment of money aggregating in excess of $15,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company, any other Note Party, any other Significant Subsidiary and any other Unencumbered Assets Subsidiary and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or
(k)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or
(l)    any Note Document shall cease to be in full force and effect, any Note Party or any Person acting on behalf of any Note Party shall contest in any manner the validity, binding nature or enforceability of any Note Document, or the obligations of any Note Party under any Note Document are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Note Document.

SECTION 12.	REMEDIES ON DEFAULT, ETC.
Section 12.1.    Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2.    Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3.    Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and the applicable Make-Whole Amount on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and the applicable Make-Whole Amount and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc.     No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
Section 13.1.    Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 13.2.    Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
Section 13.3.    Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $25,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.	PAYMENTS ON NOTES .
Section 14.1.    Place of Payment. Subject to Section 14.2, payments of principal, the applicable Make-Whole Amount and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of U.S. Bank in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 14.2.    Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, the applicable Make-Whole Amount, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
Section 14.3.    FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

SECTION 15.	EXPENSES, ETC.
Section 15.1.    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, each Note Party will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of any Note Document (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Note Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Note Document, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated the Note Documents and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $5,000. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).
Each Note Party will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated the Note Documents, including the use of the proceeds of the Notes by the Company.
Section 15.2.    Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of each Note Document (other than the Notes) or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any other Note Party has assets or of any amendment of, or waiver or consent under or with respect to, any Note Document, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by Note Parties.
Section 15.3.    Survival    . The obligations of the Note Parties under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of any Note Document, and the termination of this Agreement or any other Note Document.

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Notes and the other Note Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any other Note Document shall be deemed representations and warranties of the Note Parties under the Note Documents. Subject to the preceding sentence, the Note Documents embody the entire agreement and understanding between each Purchaser and the Note Parties and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.	AMENDMENT AND WAIVER.
Section 17.1.    Requirements. This Agreement, the Notes and the other Note Documents may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Note Parties party thereto and the Required Holders, except that:
(a)    no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;
(b)     no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 11(a), 11(b), 12, 17 or 20; and
(c)    Section 8.5 may be amended or waived to permit offers to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions only with the written consent of the Company and the Super-Majority Holders.
Section 17.2.    Solicitation of Holders of Notes.
(a)    Solicitation. The Company will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or any other Note Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any other Note Document to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.
(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof or of any other Note Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and each holder of a Note even if such Purchaser or holder did not consent to such waiver or amendment.
(c)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any other Note Document by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates (either pursuant to a waiver under Section 17.1(c) or subsequent to Section 8.5 having been amended pursuant to Section 17.1(c)), in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
Section 17.3.    Binding Effect, Etc.     Any amendment or waiver consented to as provided in this Section 17 or any other Note Document applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Note Parties without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between any Note Party and any Purchaser or holder of a Note and no delay in exercising any rights hereunder or under any other Note Document shall operate as a waiver of any rights of any Purchaser or holder of such Note.
Section 17.4.    Notes Held by Company, Etc.     Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under any Note Document, or have directed the taking of any action provided under any Note Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.	NOTICES.
Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by email if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid). Any such notice must be sent:
(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
(iii)    if to any Note Party, to the Company at its address set forth at the beginning hereof to the attention of Rick Costello, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.	REPRODUCTION OF DOCUMENTS.
This Agreement, all other Note Documents and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company, the Purchaser or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.	CONFIDENTIAL INFORMATION.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided, however, that Purchaser acknowledges that any financial or other information regarding current or future business, results of operations or financial condition that has not been publicly released shall be deemed to be Confidential Information and material non-public information, provided, further, that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such

Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement, any Subsidiary Guaranty or any other Note Document. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.
Notwithstanding the foregoing, each Purchaser acknowledges that the Company currently has a class of securities registered under Section 12 of the Exchange Act or is required to file reports under Section 15(d) of the Exchange Act and as such, is the subject of restrictions generally imposed by the United States securities laws, including those imposed by Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. Each Purchaser acknowledges that any Controlled Affiliate with access to Confidential Information is subject to applicable securities laws that could restrict trading in any securities of the Company (whether on their own behalf or by, through or in concert with any other person) on the basis of, or while in possession of, any material non-public information about the Company.
In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.
Notwithstanding the foregoing, the Company agrees that PGIM, Inc. or any Affiliate thereof may (i) refer to its role in originating the purchase of the Notes from the Company, as well as the identity of the Note Parties and the aggregate principal amount and issue date of the Notes, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the corporate logo of the Company in conjunction with any such reference.

SECTION 21.	SUBSTITUTION OF PURCHASER.
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.	MISCELLANEOUS.
Section 22.1.    Successors and Assigns. All covenants and other agreements contained in this Agreement and all other Note Documents by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.4, no Note Party may assign or otherwise transfer any of its rights or obligations under any Note Document without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
Section 22.2.    Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
Section 22.3.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 22.4.    Construction, Etc.     Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 22.5.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
Section 22.6.    Governing Law. This Agreement and each other Note Document shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 22.7.    Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any other Note Document. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c)    The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)    Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES, ANY OTHER NOTE DOCUMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

GREEN BRICK PARTNERS, INC.

By /s/ Richard A. Costello________________
Name: Richard A. Costello
Title: Chief Financial Officer

DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Additional Covenants” means any affirmative or negative covenant (including any financial covenant) or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (a) is similar to that of any covenant in Section 9 or 10 of this Agreement, or related definitions in Schedule A of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (b) is different from the subject matter of any covenant in Section 9 or 10 of this Agreement, or related definitions in Schedule A of this Agreement.
“Additional Defaults” means any provision contained in any document or instrument creating or evidencing Indebtedness of the Company or any Subsidiary which permits the holder or holders of Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof and which either (a) is similar to any Default or Event of Default contained in Section 11 of this Agreement, or related definitions in Schedule A of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (b) is different from the subject matter of any Default or Event of Default contained in Section 11 of this Agreement, or related definitions in Schedule A of this Agreement.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests (a “Ten Percent Holder”), but shall not include any Person whose Affiliate status arises solely from the fact that such Person is Controlled by a Ten Percent Holder of the Company. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
“Book Value” means, with respect to any asset, the net book value thereof as included in the Company’s most recent Consolidated financial statements delivered pursuant to Section 7.1(a) or (b).
“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Dallas, Texas are required or authorized to be closed.
“Called Principal” is defined in Section 8.6.
“Capital Lease” means, at any time, a lease of property with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of any Person, including any preferred stock, but excluding any debt securities convertible into such equity.
“Capitalized Lease Obligations” means any obligations under a Capital Lease.
“Carried Interest Subsidiary” means any Subsidiary (i) that is not a Wholly-Owned Subsidiary, (ii) that has outstanding loans owed to one or more Note Parties, (iii) that has pledged substantially all of its assets to one or more Note Parties to secure the loans set forth in clause (ii) above and (iv) in which the equity holders (other than the Company or a Wholly-Owned Subsidiary) do not have a capital account, excluding undistributed earnings, commensurate with their equity interests.

“Cash Equivalents” means (a) short-term obligations of, or fully guaranteed by, the United States, (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, (d) short term certificates of deposit and time deposits, which mature within ninety (90) days from the date of issuance and which are maintained with a domestic commercial bank having capital and surplus in excess of $100,000,000, or are fully insured by the FDIC, and (e) money market funds substantially all the assets of which are described in the preceding clauses.
“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Capital Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by a vote of a majority of the directors so nominated.
“Closing” is defined in Section 3.
“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.
“Company” is defined in the first paragraph of this Agreement.
“Completed Unit” means a Unit as to which either (or both) of the following has occurred: (a) a notice of completion has been filed or recorded in the appropriate real estate records or (b) all necessary construction has been completed in order to obtain a certificate of occupancy (whether or not such certificate of occupancy has actually been obtained), or if a notice of completion or certificate of occupancy is not required to be provided to, or issued by, the applicable jurisdiction, respectively, the Unit is otherwise ready for occupancy in accordance with applicable law.
“Confidential Information” is defined in Section 20.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Debt” means, at any date, without duplication (a) all funded debt of the Company and its Subsidiaries determined on a Consolidated basis; plus (b) funded debt of joint ventures that are Subsidiaries to the extent there is recourse to the Company or any Subsidiary; plus (c) the sum of all reimbursement obligations with respect to drawn letters of credit (excluding any portion of the actual or potential reimbursement obligations that are secured by cash collateral permitted hereunder) and, without duplication, the maximum amount available to be drawn under all undrawn Financial Letters of Credit (excluding any portion of the actual or potential reimbursement obligations that are secured by cash collateral permitted hereunder), in each case issued for the account of, or guaranteed by, the Company or any of its Subsidiaries plus (d) all guarantees of the Company or its Subsidiaries of funded debt of third parties; provided, however, except as provided above in this definition with respect to Financial Letters of Credit, in the case of any Contingent Obligation under clause (c) above, only amounts due and payable at the time of determination will be included in the calculation of Consolidated Debt; and plus (e) all Swap Obligations of the Company and its Subsidiaries (measured at the Swap Termination Value); and plus (f) all Capitalized Lease Obligations of the Company and its Subsidiaries; excluding, in each case, Indebtedness of the Company to a Subsidiary or of a Subsidiary to the Company or another Subsidiary, but, for the avoidance of doubt, Consolidated Debt will not include Capitalized Lease Obligations or liabilities relating to real estate not owned as determined under GAAP.
“Consolidated EBITDA” means, for any period, (a) the Consolidated Net Income, plus cash distributions received by the Company from any Subsidiaries not otherwise included in the determination of such Consolidated Net Income plus (b) to the extent deducted from revenues in determining Consolidated Net Income: (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) non-cash (including impairment) charges, (vi) extraordinary losses, and (vii) loss on early extinguishment of indebtedness, minus (c) to the extent added to revenues in determining Consolidated Net Income, non cash gains and extraordinary gains (including for the avoidance of doubt, gains relating to the release of any tax valuation asset reserves and gains on early extinguishment of indebtedness).
“Consolidated Interest Expense” means, for any period, the consolidated interest expense and capitalized interest and other charges amortized to cost of sales of the Company and its Subsidiaries for such period, determined on a Consolidated basis.
“Consolidated Interest Incurred” means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of interest (excluding interest of the Company to any Subsidiary or of any Subsidiary to the Company or any other Subsidiary) incurred, whether such interest was expensed or capitalized, paid, accrued or scheduled to be paid or accrued during such period by the Company and its Subsidiaries during such period, including (a) the interest portion of all deferred payment obligations, and (b) all commissions, discounts, and other fees and charges (excluding premiums) owed with respect to bankers’ acceptances and letter of credit financings (including, without limitation, letter of credit fees) and Swap Obligations, in each case to the extent attributable to such period. For purposes of this definition, interest on Capital Leases shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capital Leases in accordance with GAAP.
“Consolidated Net Income” means, for any period, the net income (or loss) attributable to the Company for such period, determined on a Consolidated basis (for the avoidance of doubt, after deducting net income attributable to noncontrolling interests).
“Consolidated Net Tangible Assets” means, with respect to the Company on a Consolidated basis at any date of determination, the aggregate amount of total assets included in the Company’s most recently delivered balance sheet pursuant to Section 7.1(a) or (b), minus Intangible Assets reflected on such balance sheet.
“Consolidated Tangible Net Worth” means, at any date, the Consolidated stockholders equity (excluding stockholders equity attributable to noncontrolling interests), less Intangible

Assets, of the Company on a Consolidated basis (after noncontrolling interests), all determined as of such date.
“Consolidated Total Capital” means, as of any date, the sum of (a) Consolidated Debt plus (b) Consolidated Tangible Net Worth.
“Construction in Progress” means Finished Lots (a) for which a final subdivision map has been recorded and (b) upon which construction has commenced, as evidenced by the commencement of excavation for foundations, but has not been completed.
“Contingent Obligation” means, any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide a Guaranty or funds for the payment of, or otherwise becomes or is contingently liable upon, the monetary obligation or monetary liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract, “put” agreement or other similar arrangement.
“Contractual Obligation” means, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
“Control Event” means:
(a)    the execution by the Company or any of its Affiliates of any agreement with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change of Control,
(b)    the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change of Control, or
(c)    the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change of Control.
“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Debt to Capital Percentage” means the average percentage, based on the last day of the immediately preceding three fiscal quarters of the Company set forth in the financial statements most recently delivered pursuant to Section 7.1(a) or (b) (after giving pro forma effect to all Indebtedness of the Company and its Subsidiaries incurred and repaid since the date of such financial statements), of (a) Consolidated Debt to (b) Consolidated Total Capital.
“Debt to Net Worth Ratio” means the ratio, as of any date, of (a) Consolidated Debt to (b) Consolidated Tangible Net Worth.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means that rate of interest per annum that is the greater of (a) 2.00% above the rate of interest stated in clause (a) of the first paragraph of the Notes or (b) 2.00% over the rate of interest publicly announced by The Bank of New York in New York, New York as its “base” or “prime” rate.
“Disclosure Documents” is defined in Section 5.3.
“Discounted Value” is defined in Section 8.6.
“Dividing Person” has the meaning assigned to it in the meaning of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.
“Entitled Land” means land where all requisite zoning requirements and land use requirements have been satisfied, and all requisite approvals have been obtained (on a final and unconditional basis) from all applicable Governmental Authorities (other than approvals which are simply ministerial and non-discretionary in nature), in order to develop the land as a residential housing project and construct Units thereon.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
“Event of Default” is defined in Section 11.
“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder from time to time in effect.
“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.
“Financial Letter of Credit” means a letter of credit that is not a Performance Letter of Credit.
“Finished Lots” means lots of Entitled Land as to which (a) a final subdivision map has been recorded; (b) all major off-site construction and infrastructure has been completed to local governmental requirements; (c) utilities have been installed to local government requirements; and (d) building permits may be pulled and construction commenced without the satisfaction of any further material conditions.
“Form 10‑K” is defined in Section 7.1(b).
“Form 10‑Q” is defined in Section 7.1(a).
“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary; provided, that if any change in generally accepted accounting principles from those applied in preparing the audited financial statements referred to in Section 7.1(a) or (b) affects the calculation of any financial covenant contained herein, (i) the Company and the holders hereby agree to endeavor to make such amendments hereto to the effect that each such financial covenant is not more or less restrictive than such covenant as in effect on the date hereof using generally accepted accounting principles consistent with those reflected in such financial statements, and (ii) pending the effectiveness of such amendment, the Company shall not be in Default hereunder if, solely as a result of such change in generally accepted accounting principles, the Company is not in compliance with any financial covenant contained herein so long as the Company provides to the holders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such financial covenant made before and after giving effect to such change in GAAP; provided, further, that for purposes of determining if a lease is a Capital Lease or an operating lease, such determination shall be based on GAAP as in effect on December 31, 2018, notwithstanding any modification or interpretative change thereto after such date (including without giving effect to any treatment of leases under Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect)).
“Governmental Authority” means
(a)    the government of
(i)    the United States of America or any state or other political subdivision thereof, or
(ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)    to purchase such indebtedness or obligation or any property constituting security therefor;
(b)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
(d)    otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“Indebtedness” of any Person at any date, means, without duplication, all liabilities and obligations, contingent or otherwise, of such Person, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments, (c) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (d) evidenced by bankers’ acceptances, (e) consisting of obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, except Liens described in any of clauses (b), (c), (d), (e), (g) or (k) of the definition of “Permitted Liens”, so long as the obligations secured thereby are not more than sixty (60) days delinquent, (f) consisting of Capitalized Lease Obligations (including any Capital Leases entered into as a part of a sale/leaseback transaction), (g) consisting of liabilities and obligations under any receivable sales transactions, (h) consisting of a Financial Letter of Credit or a reimbursement obligation of such Person with respect thereto, (i) consisting of Swap Obligations (measured at the Swap Termination Value), (j) consisting of Off-Balance Sheet Liabilities or (k) consisting of Contingent Obligations.
“INHAM Exemption” is defined in Section 6.2(e).
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges and unamortized debt discount, it being understood that deferred tax assets are not intangible assets.
“Interest Coverage Ratio” means the ratio of (a) Consolidated EBITDA to (b) the aggregate amount of Consolidated Interest Incurred, calculated in each case for the most recent four consecutive fiscal quarters ended on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1(a) or (b).
“Investment” means (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance, extension of credit (by way of guaranty or otherwise) or capital contribution to another Person or (c) the purchase or other acquisition of assets of another Person that constitute a business unit. For purposes hereof, the amount of any Investment outstanding at any time shall be the original cost of such Investment reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or any Subsidiary in respect of such Investment.
“Land Under Development” means Entitled Land upon which a final subdivision map has been recorded and upon which construction of improvements has commenced and is being diligently pursued but has not be completed.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the authorized filing by or against a Person of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction). For the avoidance of doubt, a restriction, covenant, easement, right of way, or similar encumbrance affecting any interest in real property owned by any Note Party and which does not secure an obligation to pay money is not a Lien.
“Make-Whole Amount” is defined in Section 8.6.
“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries, taken as a whole; (b) the ability of the Note Parties, taken as a whole, to perform their payment or other material obligations under any Note Document; or (c) the legality, validity, binding effect or enforceability against the Company or any other Note Party of any material obligations of the

Company or any other Note Party under any Note Document to which it is a party or the rights and remedies of any holder thereunder.
“Material Credit Facility” means, as to the Company and its Subsidiaries,
(a)    each Principal Credit Facility, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and
(b)    any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $25,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.
“Maturity Date” is defined in the first paragraph of each Note.
“Model Unit” means a Completed Unit to be used as a model home in connection with the sale of Units in a residential housing project.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners.
“NAIC Annual Statement” is defined in Section 6.2(a).
“Non-Recourse Indebtedness” means Indebtedness of the Company or any of its Subsidiaries for which its liability is limited to the Real Estate Inventory upon which it grants a Lien to the holder of such Indebtedness as security for such Indebtedness (including, in the case of Indebtedness of a Subsidiary that holds title to Real Estate Inventory, liability of that Subsidiary and liabilities secured by a pledge of the equity interests of such Subsidiary (if such Real Estate Inventory constitutes all or substantially all the assets of such Subsidiary)).
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Note Documents” means this Agreement, the Notes, the Subsidiary Guaranties, and all documents, instruments and agreements executed and delivered by the Company or any Subsidiary from time to time in connection with any of the foregoing, together with any agreements evidencing any amendment, waiver, supplement or other modification to any of the foregoing.
“Note Obligations” means all advances to, and debts, liabilities and obligations of, the Note Parties arising under any Note Document or otherwise, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, Make-Whole Amounts and fees that accrue after the commencement by or against any Note Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Note Parties” means the Company and each Subsidiary that is a party to a Note Document.
“Note Party Unencumbered Assets” means, as of any date of determination, the Unencumbered Assets (other than assets included pursuant to clause (a) thereof, without giving effect to clauses (i) through (iv) thereof, and replacing all percentages therein with 100%) of the Note Parties as of such date.
“Note Party Unencumbered Assets Ratio” means the ratio, as of any date, of (a) Note Party Unencumbered Assets to (b) Consolidated Debt that is not secured by any Lien on the assets of any Note Party.
“Notes” is defined in Section 1.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Off-Balance Sheet Liabilities” means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any financing lease, any Synthetic Lease or any other similar lease transaction, or (c) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing and which has an actual or implied interest component but which does not constitute a liability on the Consolidated balance sheets of such Person and its Subsidiaries.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Organizational Documents” with respect to any Person, its charter, certificate or articles of incorporation, continuation or amalgamation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, management agreement, certificate of partnership, certificate of formation, memorandum or articles of association, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Performance Letter of Credit” means any letter of credit issued (a) on behalf of a Person in favor of a Governmental Authority, including, without limitation, any utility, water, or sewer authority, or other similar entity, for the purpose of assuring such Governmental Authority that such Person or an Affiliate of such Person will properly and timely complete work it has agreed to perform for the benefit of such Governmental Authority; (b) in lieu of cash deposits to obtain a license, in place of a utility deposit, or for land option contracts; (c) in lieu of other contract performance, to secure performance warranties payable upon breach, and to secure the performance of labor and materials, including, without limitation, construction, bid, and performance bonds; or (d) to secure refund or advance payments on contractual obligations where default of a performance-related contract has occurred.
“Permitted Investments” means (a) readily marketable, direct, full faith and credit obligations of the United States, or obligations guaranteed by the full faith and credit of the United States, maturing within not more than eighteen (18) months from the date of acquisition; (b) short term certificates of deposit and time deposits that mature within eighteen (18) months from the date of issuance and which are maintained with a domestic commercial bank having capital and surplus in excess of $100,000,000 or which are fully insured by the FDIC; (c) commercial paper or master notes maturing in 365 days or less from the date of issuance rated either “P-1” by Moody’s or “A” by S&P; (d) debt instruments of a domestic issuer that mature in one (1) year or less and which are rated “A” or better by Moody’s or S&P on the date of acquisition of such investment; (e) demand deposit accounts that are maintained in the ordinary course of business; (f) short term tax exempt securities including municipal notes, commercial paper, auction rate floaters and floating rate notes rated either “P-1” by Moody’s or “A-1” by S&P and which mature in one (1) year or less; (g) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within not more than one (1) year from the date of acquisition thereof and, at the time of acquisition, having one (1) of the two (2) highest ratings obtainable from any two of S&P, Moody’s or Fitch, Inc.; (h) investment grade bonds, other than domestic corporate bonds issued by the Company or any of its Affiliates, maturing no more than seven (7) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S&P, Moody’s or Fitch, Inc.; and (i) shares of money market, mutual, or similar funds which invest primarily in securities of the type described in clauses (a) through (h) above.
“Permitted Liens” means

(a)    Liens existing on the date of this Agreement and described on Schedule 5.15, other than Liens securing the Senior Secured Credit Facility;
(b)    Liens imposed by Governmental Authorities for taxes not yet due or subject to penalty or which are being contested in good faith and by appropriate proceedings, if the Company or Subsidiary has established appropriate reserves with respect thereto in accordance with GAAP on the books of the Company or applicable Subsidiary;
(c)    statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided that (i) the underlying obligations are not overdue for a period of not more than 60 days or (ii) such Liens are being contested in good faith and by appropriate proceedings and the Company or Subsidiary has established appropriate reserves with respect thereto in accordance with GAAP on the books of the Company or applicable Subsidiary;
(d)    Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e)    easements, rights-of-way, zoning restrictions, assessment district or similar Liens in connection with municipal financing or community development bonds, and similar restrictions, encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the real estate subject thereto (as such real estate is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;
(f)    Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default hereunder with respect thereto;
(g)    pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation and deposits securing liability to insurance carriers under insurance arrangements;
(h)    Liens securing Indebtedness of a Person existing at the time such Person becomes a Note Party or Subsidiary as a result of the acquisition of the equity of such Person, or the merger of such Person with or into the Company or any of its Subsidiaries, and Liens on assets or properties at the time of acquisition thereof; provided, that (i) such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof and do not extend to any other assets and (ii) such Liens secure Indebtedness incurred by such Subsidiary pursuant to Section 10.3(e);
(i)    Liens securing Non-Recourse Indebtedness of the Company and its Subsidiaries incurred pursuant to Section 10.3(f);
(j)    Liens securing Indebtedness incurred to refinance any Indebtedness that was previously so secured by a Lien and permitted hereunder pursuant to clause (a), (h) or (r) of this definition (which refinancing Indebtedness may exceed the amount refinanced, provided such refinancing Indebtedness is otherwise permitted under this Agreement) upon terms and conditions substantially similar to the terms of the Lien securing such refinanced Indebtedness immediately prior to it having been so refinanced, so long as such Liens do not extend to additional assets or property than the Liens being replaced in connection with such refinancing;
(k)    Liens securing Swap Obligations arising in the ordinary course of business of the Company or any of its Subsidiaries and not for speculative purposes;
(l)    Liens arising from vexatious, frivolous or meritless claims, suits, action or filings, or other similar bad faith actions, taken by a Person not an Affiliate of the Company; provided, that (i) the Company or a Subsidiary, as applicable, is disputing such Lien in good faith and by appropriate proceedings and (ii) appropriate reserves have been established with respect thereto in accordance with GAAP on the books of the Company or applicable Subsidiary;
(m)    Liens securing obligations (contingent or otherwise) of the Company or any of its Subsidiaries arising in connection with letters of credit or letter of credit facilities not exceeding $15,000,000 at any time;
(n)    Liens on leases of Model Units and rights of tenants under leases and rental agreements covering real property entered into in the ordinary course of business of the Person owning the real property;
(o)    Liens securing Capitalized Lease Obligations incurred in the ordinary course of business and the Indebtedness of which is permitted hereunder;
(p)    Liens incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attached to such goods or assets;
(q)    Liens in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments on deposits with or in possession of such banks, other than relating to Indebtedness;
(r)    Liens on assets of a Subsidiary, if the Subsidiary (x) was acquired or became a Subsidiary after December 15, 2015 or (y) was formed after December 15, 2015 for the purpose of acquiring assets, which Liens secure Indebtedness incurred by such Subsidiary pursuant to Section 10.3(i);
(s)    Liens existing on assets on the date hereof securing the Senior Secured Indebtedness and any Senior Secured Replacement Assets securing the Senior Secured Indebtedness; provided, that no such Lien shall be granted upon any Senior Secured Replacement Assets unless (i) the Company or Subsidiary is not in default or is within the ten (10) day cure period for any Event of Default arising from the Borrowing Base Debt (as defined in the Senior Secured Credit Facility on the date hereof) exceeding the Borrowing Base (as defined in the Senior Secured Credit Facility on the date hereof) and (ii) the aggregate amount of Senior Secured

Replacement Assets against which a Lien will be granted within the ten (10) day cure period is sufficient to cause the Borrowing Base to exceed the Borrowing Base Debt; provided, further that the aggregate amount of Indebtedness secured pursuant to this clause (s) does not exceed at any time $75,000,000; and
(t) Liens securing the Senior Unsecured Credit Facility so long as (i) the Company secures the Notes hereunder on a pari passu basis pursuant to Section 9.10 and (ii) such Liens are subject to an intercreditor agreement satisfactory to the holders.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Principal Credit Facilities” means, collectively, the Senior Secured Credit Facility and the Senior Unsecured Credit Facility.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Proposed Prepayment Date” is defined in Section 8.8.
“PTE” is defined in Section 6.2(a).
“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.
“QPAM Exemption” is defined in Section 6.2(d).
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Raw Land – Entitled” means land not under development which is Entitled Land.

“Raw Land – Unentitled” means land not under development which is not Entitled Land but which the Company in its reasonable commercial judgment believes it will be able to develop as residential property for its own use and not to be held speculatively.
“Real Estate Inventory” means Construction in Progress, Completed Units (including Sold Units, Model Units and Speculative Units), Finished Lots, Land Under Development, Raw Land – Entitled and Raw Land – Unentitled.
“Recent Filings” is defined in Section 5.3.
“Reinvestment Yield” is defined in Section 8.6.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Remaining Average Life” is defined in Section 8.6.
“Remaining Scheduled Payments” is defined in Section 8.6.
“Reported” is defined in Section 8.6.
“Required Holders” means at any time (i) prior to the Closing, the Purchasers and (ii) on or after the Closing, the holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“Restricted Payments” means, with respect to any Person, any dividend (other than dividends payable solely in the form of common stock of the Person making such dividend) on, or any payment on account of, including any sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Person or any of its Subsidiaries, or any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Person or any of its Subsidiaries.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor thereto that is a nationally recognized rating agency.
“SEC” means the Securities and Exchange Commission of the United States of America.
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or comptroller of the Company.
“Senior Secured Credit Facility” means the Loan Agreement dated July 30, 2015 (as amended by the First Amendment, dated as of May 3, 2016, the Second Amendment, dated as of March 22, 2017, the Third Amendment, dated as of July 6, 2017, the Fourth Amendment, dated as of July 25, 2017, the Fifth Amendment dated as of August 25, 2017, and the Sixth Amendment, dated as of October 27, 2017), by and among the Company, each Subsidiary party thereto and Inwood National Bank, a national banking association, as lender, and any borrowing base facility that refinances in its entirety such Loan Agreement (and successive replacements thereof); provided, that (a) the Indebtedness thereunder does not at any time exceed $75,000,000 and (b) the proceeds from such Loan Agreement and any refinancing thereof are not applied to repay any unsecured Indebtedness under a Material Credit Facility that is owed to a lender (or Affiliate thereof) under such unsecured Material Credit Facility that is also a lender (or Affiliate thereof) under the Senior Secured Credit Facility.
“Senior Secured Indebtedness” means all Indebtedness incurred by the Company and any Subsidiary under the Senior Secured Credit Facility.
“Senior Secured Replacement Assets” means assets securing the Senior Secured Indebtedness in replacement of assets sold or otherwise disposed of by the Company or a Subsidiary, which sold or otherwise disposed of assets were previously securing Senior Secured Indebtedness; provided, that a Senior Financial Officer of the Company shall have determined in good faith that such Senior Secured Replacement Assets, in the aggregate, have a substantially comparable value to the sold or otherwise disposed of assets that were previously securing Senior Secured Indebtedness.
“Senior Unsecured Credit Facility” means the Credit Agreement dated as of December 15, 2015, (as amended by the First Amendment, dated as of August 31, 2016, the Second Amendment, dated as of December 1, 2016, the Third Amendment, dated as of September 1, 2017 and the Fourth Amendment, dated as of December 1, 2017, as in effect prior to the effectiveness of this Agreement, the “Credit Agreement”), by and among the Company, the lenders from time to time party thereto, and Flagstar Bank, FSB, as administrative agent.
“Settlement Date” is defined in Section 8.6.
“Side-by-Side Subsidiary” is a Subsidiary that is (i) not a Wholly-Owned Subsidiary, (ii) not a Carried Interest Subsidiary and (iii) in which a Person other than the Company or a Wholly-Owned Subsidiary has a capital account (excluding undistributed earnings) in such Subsidiary commensurate with its equity interest.
“Significant Subsidiary” means any Wholly-Owned Subsidiary of the Company that, together with such Subsidiary’s Subsidiaries on a Consolidated basis based on the financial statements most recently delivered pursuant to Section 7.1(a) or (b), either (or both) (a) generates more than 5% of Consolidated Net Income for the four fiscal quarter period most recently ended and reflected in such financial statements, prior to deducting income taxes paid or accrued from the revenues used in determining such Consolidated Net Income, or (b) owns assets or properties (other than intercompany receivables) that constitutes more than 5% of Consolidated Net Tangible Assets.
“Sold” means, with respect to any item of Real Estate Inventory, that (a) a third party purchase contract has been executed for such item of Real Estate Inventory; (b) the third party purchaser for such item of Real Estate Inventory has made a cash deposit for such item; and (c) such third party purchaser’s obligation to purchase such item of Real Estate Inventory pursuant to such third party purchase contract is not subject to any contingencies other than the contingency that it shall have obtained mortgage financing or that it shall have sold other identified property.
“Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the aggregate fair market value of such Person’s assets exceeds its liabilities (whether contingent, subordinated, unmatured, unliquidated or otherwise), (b) such person has not incurred debts beyond such Person’s ability to pay such debts as they mature (taking into account all reasonably anticipated financing and refinancing proceeds), and (c) such Person does not have unreasonably small capital to conduct such Person’s businesses. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represent the amount that can be reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.
“Source” is defined in Section 6.2.
“Speculative Unit” means any Completed Unit that is neither a Sold Unit nor a Model Unit.
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Subordinated Debt” means any Indebtedness of the Company or any other Note Party that is subordinated to the Note Obligations at all times (including in respect of any amendment or modification thereto) on terms reasonably satisfactory to the Required Holders.
“Subsidiary” means, as to any Person, (a) any corporation, limited liability company, association or other business entity (other than a partnership), of which (i) more than (50%) of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or other governing body thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), or (ii) the management and operations are otherwise controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof), and, in each case whose financial results are Consolidated with the results of such Person and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination hereof). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.
“Subsidiary Guaranty” is defined in Section 9.7(a).
“Substitute Purchaser” is defined in Section 21.
“Super-Majority Holders” means at any time (i) prior to the Closing, the Purchasers and (ii) on or after the Closing, the holders of at least 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“SVO” means the Securities Valuation Office of the NAIC.
“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.
“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any Swap Contract.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Unencumbered Assets” means, as of any date, an amount equal to the sum (without duplication) of the following assets of the Note Parties and each of the Company’s Consolidated Subsidiaries (but only to the extent such Subsidiary does not have any Indebtedness (including, without limitation, Non-Recourse Indebtedness) owing to a Person that is not the Company or an Affiliate of the Company), in all cases only to the extent (x) that such assets are not subject to (i) any Liens securing Non-Recourse Indebtedness, Senior Secured Indebtedness or Indebtedness incurred pursuant to Section 10.3(i) or (ii) any other Lien that is not a Permitted Lien, and (y) with respect to any Subsidiary that is not either (i) a Subsidiary Guarantor or a Wholly-Owned Subsidiary of a Subsidiary Guarantor or (ii) a Carried Interest Subsidiary (limited, in the case of this subclause (ii), to 20% of Consolidated Net Tangible Assets, with any amount in excess of such 20% being limited to the Company’s ownership percentage), the amount will be limited to the Company’s ownership percentage, directly or indirectly, in the Capital Stock of such Subsidiary:
(a)    100% of Unrestricted Cash to the extent it exceeds $15,000,000; plus
(b)    subject to the limitations set forth below, 85% of the Book Value of Model Units; plus
(c)    85% of the Book Value of Construction in Progress; plus
(d)    85% of the Book Value of Sold Completed Units; plus
(e)    subject to the limitations set forth below and in Section 6.01(d) of the Senior Unsecured Credit Facility (as in effect on the date hereof), 85% of the Book Value of Speculative Units; plus
(f)    65% of the Book Value of Finished Lots; plus
(g)    subject to the limitations set forth below, 65% of the Book Value of Land Under Development; plus
(h)    subject to the limitations set forth below, 50% of the Book Value of Entitled Land.
Notwithstanding the foregoing:
(i)    the percentage under clause (e) shall decrease to (A) 65% for any Unit that has been a Speculative Unit for 180 days or more, but less than 360 days and (B) 25% for any Unit that has been a Speculative Unit for 360 days or more;
(ii)    the percentage under clause (b) shall decrease to 0% for any Unit that has been a Model Unit for 180 days or more following the sale of the last production Unit in the applicable project relating to such Model Unit;
(iii)    the Unencumbered Assets shall not include any Book Value of Entitled Land to the extent that the inclusion thereof would cause Entitled Land to exceed 25% of the total amount of Unencumbered Assets; and

(iv)    the Unencumbered Assets shall not include any Book Value of Land Under Development or Entitled Land to the extent that the inclusion thereof would cause Land Under Development and Entitled Land to exceed 50% of the total amount of Unencumbered Assets.
“Unencumbered Assets Ratio” means the ratio, as of any date, of (a) Unencumbered Assets to (b) Consolidated Debt that is not secured by any Lien on the assets of the Company or any Subsidiary.
“Unencumbered Assets Subsidiary” means any Subsidiary whose assets are included in the most recent calculation of Unencumbered Assets for purposes of, and whose assets were necessary for, the Company’s compliance with Section 10.1 on such calculation date.
“Unit” means a single family residential housing unit available for sale.
“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.
“Unsold” means, with respect to any item of Real Estate Inventory, that such item of Real Estate Inventory is not Sold.
“Unrestricted Cash” means cash and Cash Equivalents of the Company and its Subsidiaries that are free and clear of all Liens and not subject to any restrictions on the use thereof to pay Indebtedness and other obligations of the applicable Note Party.
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.